Exhibit 99.6

EXCHANGE AGENT AGREEMENT

___________, 2006

JPMorgan Chase Bank, N.A.

4 New York Plaza, 15th Floor

New York, NY 10004

Ladies and Gentlemen:

Lehman Brothers Holdings E-Capital Trust I, a Delaware statutory trust (the “Trust”), proposes to make an offer (the “Exchange Offer”) to exchange up to $300,000,000 aggregate liquidation amount of Floating Rate Enhanced Capital Advantage Preferred Securities (the “New Trust Preferred Securities”) issued by the Trust and irrevocably guaranteed on a subordinated basis by Lehman Brothers Holdings Inc., a corporation incorporated under the laws of the State of Delaware (the “Company”), which are registered under the Securities Act of 1933, as amended, for a like aggregate liquidation amount of outstanding Floating Rate Enhanced Capital Advantage Preferred Securities issued by the Trust and irrevocably guaranteed on a subordinated basis by the Company (the “Old Trust Preferred Securities”).  The Old Trust Preferred Securities were, and the New Trust Preferred Securities will be, issued pursuant to the terms of a declaration of trust dated as of August 19, 2005 (the “Declaration”).  The terms and conditions of the Exchange Offer as currently contemplated are set forth in a prospectus dated _______, 2006 (the “Prospectus”) included in the registration statement of the Trust, the Company and Lehman Brothers Holdings E-Capital LLC I, a Delaware limited liability company (the “LLC”), on Form S-4 (File No. 333-129195) as amended (the “Registration Statement”) filed with the Securities and Exchange Commission (the “SEC”), and proposed to be distributed to all record holders of the Old Trust Preferred Securities.  The Old Trust Preferred Securities and the New Trust Preferred Securities are collectively referred to herein as the “Trust Preferred Securities.”  Capitalized terms used herein and not defined shall have the respective meanings ascribed to them in the Prospectus, the letter of transmittal accompanying the Prospectus (the “Letter of Transmittal”) or the Declaration.

The Company and the Trust, as represented by any of its regular trustees (each, a “Regular Trustee”), hereby appoint JPMorgan Chase Bank, N.A. to act as exchange agent (the “Exchange Agent”) in connection with the Exchange Offer.  References hereinafter to “you” shall refer to JPMorgan Chase Bank, N.A.

A copy of the Prospectus is attached hereto as Exhibit A. A copy of each of the form of the Letter of Transmittal and the form of the notice of guaranteed delivery (the “Notice of Guaranteed Delivery”) to be used by holders of Old Trust Preferred Securities to surrender Old Trust Preferred Securities in order to receive New Trust Preferred Securities pursuant to the Exchange Offer, and the form of letter to registered holders, the form of letter to clients and the form of instructions to registered holder from beneficial owner are attached hereto as Exhibit B.  The Prospectus and the documents attached hereto as Exhibit B are referred to herein as the “Exchange Offer Documents.”

The Exchange Offer is expected to be commenced on or about _______, 2006.  The Letter of Transmittal is to be used by the holders of the Old Trust Preferred Securities to accept the Exchange Offer, and contains instructions with respect to the delivery of Old Trust Preferred Securities tendered.  The Exchange Agent’s obligations with respect to receipt and inspection of the Letter of Transmittal in connection with the Exchange Offer shall be satisfied for all purposes hereof by inspection of the electronic message transmitted to the Exchange Agent by Exchange Offer participants in accordance with the Automated Tender Offer Program (“ATOP”) of The Depository Trust Company (“DTC”) or by the standard operating procedures for electronic traders for Euroclear Bank S.A./N.V. (“Euroclear”) or Clearstream Banking Luxembourg (“Clearstream Banking”), as the case may be, and by otherwise observing and complying with all procedures established by DTC in connection with ATOP or Euroclear or Clearstream Banking in connection with their respective electronic tender offer programs, as the case may be, to the extent that ATOP or such other electronic tender offer program is utilized by Exchange Offer participants.

The Exchange Offer shall expire at 5:00 p.m., New York City time, on _________, 2006 or on such later date or time to which the Company or the Trust, as represented by a Regular Trustee, may extend the Exchange Offer (the “Expiration Date”).  Subject to the terms and conditions set forth in the Prospectus, the Company and the Trust, as represented by a Regular Trustee, expressly reserve the right to extend the Exchange Offer from time to time and may extend the Exchange Offer by giving oral (confirmed in writing) or written notice to you at any time before 9:00 a.m., New York City time, on the business day following the previously scheduled Expiration Date, and in such case the term “Expiration Date” shall mean the time and date on which such Exchange Offer as so extended shall expire.

The Company and the Trust, as represented by a Regular Trustee, expressly reserve the right, in their sole discretion, to delay, amend or terminate the Exchange Offer, and not to accept for exchange any Old Trust Preferred Securities not theretofore accepted for exchange upon the occurrence of certain events, including any of the conditions of the Exchange Offer specified in the Prospectus under the caption “The Exchange Offer—Conditions to the Exchange Offer.”  The Company and the Trust, as represented by a Regular Trustee, also reserve the right, subject to applicable law, to waive any of the conditions of the Exchange Offer set forth in the Prospectus or any conditions or irregularity in any tender of Old Trust Preferred Securities of any particular holder whether or not similar conditions or irregularities are waived in the case of other holders. The Company’s and the Trust’s interpretation of the terms and conditions of the Exchange Offer (including the Letter of Transmittal and the instructions thereto) shall be final and binding.  The Company or the Trust, as represented by a Regular Trustee, will give to you as promptly as practicable oral (confirmed in writing) or written notice of any delay, amendment, termination or non-acceptance.

In carrying out your duties as Exchange Agent, you are to act in accordance with the following instructions:

1.             You will perform such duties and only such duties as are specifically set forth herein or in the section of the Prospectus captioned the “The Exchange Offer” or in the Letter of Transmittal and such duties which are necessarily incidental thereto; provided, however, that in no way will your general duty to act in good faith be discharged by the foregoing.

2.             You will establish an account with respect to the Old Trust Preferred Securities at DTC, Euroclear or Clearstream Banking (the “Book-Entry Transfer Facility”) for purposes of the Exchange Offer in accordance with the Securities Exchange Act of 1934 and the rules and regulations thereunder, as amended, within two business days after the date of the Prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility’s systems may make book-entry delivery of the Old Trust Preferred Securities by causing the Book-Entry Transfer Facility to transfer such Old Trust Preferred Securities into your account in accordance with the Book-Entry Transfer Facility’s procedure for such transfer.

3.             You are to examine each of the Letters of Transmittal and certificates for Old Trust Preferred Securities (or confirmation of book-entry transfers into your account at the Book-Entry Transfer Facility) and any other documents delivered or mailed to you by or for holders of the Old Trust Preferred Securities to ascertain whether: (i) the Letters of Transmittal, certificates and any such other documents are duly executed and properly completed in accordance with instructions set forth therein and in the Prospectus and that such book-entry confirmations are in due and proper form and contain the information required to be set forth therein, (ii) the Old Trust Preferred Securities have otherwise been properly tendered and (iii) the Old Trust Preferred Securities tendered in part are tendered in principal amounts of $100,000 (100 Old Trust Preferred Securities) and integral multiples of $1,000 in excess thereof and, if any Old Trust Preferred Securities are tendered for exchange in part, the untendered principal amount thereof is $100,000 (100 Old Trust Preferred Securities) or any integral multiple of $1,000 in excess thereof.  In each case where the Letter of Transmittal or any other document has been improperly completed or executed or where book-entry confirmations are not in due and proper form or omit certain information or the requirement set forth in clause (iii) has not been met or any of the certificates for Old Trust Preferred Securities are not in proper form for transfer or some other irregularity in connection with the acceptance of the Exchange Offer exists, you will endeavor to inform the presenters of the need for fulfillment of all requirements and to take any other action as may be necessary or advisable to cause such irregularity to be corrected.  All questions as to the validity, form, eligibility (including timeliness of receipt), acceptance and withdrawal of any Old Trust Preferred Securities tendered or delivered by the Company or the Trust, as represented by a Regular Trustee, shall be determined by the Company or the Trust, as represented by a Regular Trustee, in their sole discretion, which determination shall be final and binding.

4.             With the written approval of any executive officer of the Company, or a Regular Trustee of the Trust, you are authorized to waive any irregularities in connection with any tender of Old Trust Preferred Securities pursuant to the Exchange Offer.

5.             Tenders of Old Trust Preferred Securities may be made only as set forth in the Letter of Transmittal and in the section of the Prospectus captioned “The Exchange Offer—Procedures for Tendering Old Trust Preferred Securities” and Old Trust Preferred Securities shall be considered properly tendered to you only when tendered in accordance with the procedures set forth therein.

Notwithstanding the provisions of this paragraph 5, Old Trust Preferred Securities which any executive officer of the Company, or a Regular Trustee of the Trust, shall approve in writing as having been properly tendered shall be considered to be properly tendered.  The determination of all questions as to the proper completion or execution of the Letters of Transmittal and other related documents as to the validity, form, eligibility (including time of receipt), acceptance for payment, withdrawal of any tender of the Old Trust Preferred Securities and revocation of delivered consents shall be made by the Company or the Trust, as represented by a Regular Trustee, in their sole discretion, which determination shall be final and binding.

6.             You shall advise the Company with respect to any Old Trust Preferred Securities delivered subsequent to the Expiration Date and accept its instructions with respect to the disposition of such Old Trust Preferred Securities.

7.             You shall accept tenders:

(a)           in cases where the Old Trust Preferred Securities are registered in two or more names only if signed by all named holders;

(b)           in cases where the signing person (as indicated on the Letter of Transmittal) is acting in a fiduciary or a representative capacity only when proper evidence of his or her authority so to act is submitted; and

(c)           from persons other than the registered holder of Old Trust Preferred Securities provided that customary transfer requirements, including any applicable transfer taxes, are fulfilled.

You shall accept partial tenders of Old Trust Preferred Securities where so indicated and as permitted in the Letter of Transmittal and deliver certificates for Old Trust Preferred Securities to the transfer agent for split-up and return any untendered Old Trust Preferred Securities to the holder (or such other person as may be designated in the Letter of Transmittal) as promptly as practicable after expiration or termination of the Exchange Offer.

8.             Upon satisfaction or waiver of all of the conditions to the Exchange Offer, the Company or the Trust, as represented by a Regular Trustee, will notify you (such notice if given orally, promptly to be confirmed in writing) of its acceptance, promptly after the Expiration Date, of all Old Trust Preferred Securities properly tendered and you, on behalf of the Trust, will exchange such Old Trust Preferred Securities for New Trust Preferred Securities and cause such Old Trust Preferred Securities to be canceled.  Delivery of New Trust Preferred Securities will be made on behalf of the Trust by you at the rate of $1,000 liquidation amount of New Trust Preferred Securities for each $1,000 liquidation amount of the Old Trust Preferred Securities tendered promptly after notice (such notice if given orally, promptly to be confirmed in writing) of acceptance of said Old Trust Preferred Securities by the Company or the Trust, as represented by a Regular Trustee; provided, however, that in all cases, Old Trust Preferred Securities tendered pursuant to the Exchange Offer will be exchanged only after timely receipt by you of certificates for such Old Trust Preferred Securities (or confirmation of book-entry transfer into your account at the Book-Entry Transfer Facility), a properly completed and duly executed Letter of Transmittal (or facsimile thereof or an Agent’s Message in lieu thereof) with any required signature guarantees and any other required document.  Unless otherwise instructed in writing by the Company or the Trust, as represented by a Regular Trustee, you shall issue New Trust Preferred Securities only in denominations of $100,000 or any integral multiple of $1,000 in excess thereof.

9.             Tenders pursuant to the Exchange Offer are irrevocable after the Expiration Date.  Subject to the terms and upon the conditions set forth in the Prospectus and the Letter of Transmittal, Old Trust Preferred Securities tendered pursuant to the Exchange Offer may be withdrawn at any time on or prior to 5:00 p.m., New York City time, on the Expiration Date in accordance with the terms of the Exchange Offer.  You shall, after proper notification of such withdrawal, return such Old Trust Preferred Securities to, or in accordance with the instructions of, the holder of such Old Trust Preferred Securities and such Old Trust Preferred Securities shall no longer be considered properly tendered.

10.           Neither the Company nor the Trust shall be required to exchange any Old Trust Preferred Securities tendered if any of the conditions set forth in the Exchange Offer are not met.  Notice of any decision by the Company or the Trust, as represented by a Regular Trustee, not to exchange any Old Trust Preferred Securities tendered shall be given (such notices if given orally, promptly shall be confirmed in writing) to you by the Company or the Trust, as represented by a Regular Trustee.

11.           If, pursuant to the Exchange Offer, the Company or the Trust, as represented by a Regular Trustee, does not accept for exchange all or part of the Old Trust Preferred Securities tendered because of an invalid tender, the occurrence of certain other events set forth in the Prospectus or otherwise, you shall as soon as practicable after the expiration or termination of the Exchange Offer return those certificates for unaccepted Old Trust Preferred Securities (or effect appropriate book-entry transfer), together with any related required documents and the Letters of Transmittal relating thereto that are in your possession, to the persons who deposited them (or effected such book-entry transfer).

12.           All certificates for reissued Old Trust Preferred Securities, unaccepted Old Trust Preferred Securities or New Trust Preferred Securities (other than those effected by book-entry transfer) shall be forwarded by (a) first-class mail, postage pre-paid under a blanket surety bond protecting you and the Company from loss or liability arising out of the non-receipt or non-delivery of such certificates or (b) by registered mail insured separately for the replacement value of each of such certificates.

13.           As soon as practicable after the Expiration Date, you shall arrange for cancellation of the Old Trust Preferred Securities submitted to you or returned by a Book-Entry Transfer Facility in connection with ATOP or the respective standard operating procedures for electronic traders for Euroclear or Clearstream Banking, as the case may be. Such Old Trust Preferred Securities shall be cancelled and retired by you in your capacity as Property Trustee under the Declaration, as you are instructed in writing by the Company (or a representative designated by the Company) or the Trust, as represented by a Regular Trustee.

14.           You are not authorized to pay or offer to pay any concessions, commissions or solicitation fees to any broker, dealer, bank or other persons or to engage or utilize any persons to solicit tenders.

15.           As Exchange Agent hereunder you:

(a)           will be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value or genuineness of any of the Old Trust Preferred Securities deposited with you pursuant to the Exchange Offer, and will not be required to and will make no representation as to the validity, value or genuineness of the Exchange Offer;

(b)           shall not be obligated to take any legal action hereunder which might in your reasonable judgment involve any expense or liability, unless you shall have been furnished with reasonable indemnity;

(c)           shall not be liable to the Company or the Trust for any action taken or omitted by you, or any action suffered by you to be taken or omitted, without gross negligence, misconduct or bad faith on your part, by reason of or as a result of the administration of your duties hereunder in accordance with the terms and conditions of this Agreement or by reason of your compliance with the instructions set forth herein or with any written or oral instructions delivered to you pursuant hereto, and may reasonably rely on and shall be protected in acting in good faith in reliance upon any certificate, instrument, opinion, notice, letter, facsimile or other document or security delivered to you and reasonably believed by you to be genuine and to have been signed by the proper party or parties;

(d)           may reasonably rely upon any tender, statement, request, comment, agreement or other instrument whatsoever, not only as to its due execution and validity and effectiveness of its provisions, but also as to the truth and accuracy of any information contained therein, which you shall in good faith reasonably believe to be genuine or to have been signed or represented by a proper person or persons;

(e)           may rely on and shall be protected in acting upon written notice or oral instructions from any officer of the Company or Regular Trustee of the Trust;

(f)            shall not advise any person tendering Old Trust Preferred Securities pursuant to the Exchange Offer as to whether to tender or refrain from tendering all or any portion of Old Trust Preferred Securities or as to the market value, decline or appreciation in market value of any Old Trust Preferred Securities that may or may not occur as a result of the Exchange Offer or as to the market value of the New Trust Preferred Securities;

(g)           may consult with counsel with respect to any questions relating to your duties and responsibilities, and the written advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by you hereunder in good faith and in reliance thereon; and

(h)           in the absence of gross negligence, willful misconduct or bad faith on your part, you shall in no event be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits) arising in connection with this Agreement, even if you have been advised of the likelihood of such loss or damage and regardless of the form of action.

16.           You shall send to all holders of Old Trust Preferred Securities a copy of the Exchange Offer Documents and such other documents as may be furnished by the Company to commence the Exchange Offer and take such other action as may from time to time be requested by the Company, the Trust, as represented by a Regular Trustee, or their counsel (and such other action as you may reasonably deem appropriate) to furnish copies of the Exchange Offer Documents or such other forms as may be approved from time to time by the Company, to all holders of Old Trust Preferred Securities and to all persons requesting such documents and to accept and comply with telephone, facsimile or mail requests for information relating to the Exchange Offer, provided that such information shall relate only to the procedures for accepting (or withdrawing from) the Exchange Offer.  The Company will furnish you with copies of such documents at your request.  All other requests for information relating to the Exchange Offer shall be directed to the Company, Attention: Barrett S. DiPaolo, phone (212) 526-7000, facsimile (212) 526-0339, with a copy to Andrew R. Keller of Simpson Thacher & Bartlett LLP, phone (212) 455-3577, facsimile (212) 455-2502.

17.           You shall advise, by facsimile transmission or telephone, and promptly thereafter confirm in writing, to Barrett S. DiPaolo, with a copy to Andrew R. Keller of Simpson Thacher & Bartlett LLP (at the facsimile number (212) 455-2502), and such other person or persons as the Company may request, daily, and more frequently during the week immediately preceding the Expiration Date and if otherwise requested, up to and including the Expiration Date as to the aggregate liquidation amount of Old Trust Preferred Securities which have been tendered pursuant to the Exchange Offer and the items received by you pursuant to the Exchange Offer and this Agreement, separately reporting and giving cumulative totals as to items properly received and items improperly received.  In addition, you will also inform, and cooperate in making available to, the Company or any such other person or persons as the Company requests in writing from time to time prior to the Expiration Date of such other information as it or he or she reasonably requests.  Such cooperation shall include, without limitation, the granting by you to the Company and such person as the Company may request of access to those persons on your staff who are responsible for receiving tenders, in order to ensure that immediately prior to the Expiration Date the Company shall have received information in sufficient detail to enable it to decide whether to extend the Exchange Offer.  You shall prepare a final list of all persons whose tenders were accepted, the aggregate liquidation amount of Old Trust Preferred Securities tendered, the aggregate liquidation amount of Old Trust Preferred Securities accepted and the identity of any participating Broker-Dealers and the aggregate liquidation amount of New Trust Preferred Securities delivered to each, and deliver said list to the Company, Attention: Barrett S. DiPaolo, with a copy to Simpson Thacher & Bartlett LLP, Attention:  Andrew R. Keller, within one business day after the Expiration Date.

18.           At the written request of the Company or a Regular Trustee of the Trust, you shall promptly notify tendering holders of Old Trust Preferred Securities in the event of any extension, termination or amendment of the Exchange Offer.

19.           Letters of Transmittal and Notices of Guaranteed Delivery shall be stamped by you as to the date and the time of receipt thereof (or if Old Trust Preferred Securities are tendered by book-entry delivery, such form of record keeping of receipt as is customary for tenders through ATOP or the respective standard operating procedures for electronic traders for Euroclear or Clearstream Banking, as the case may be), and shall be preserved by you for a period of time at least equal to the period of time you customarily preserve other records pertaining to the transfer of securities, or one year, whichever is longer, and thereafter shall be delivered by you to the Company. You shall dispose of unused Letters of Transmittal and other surplus materials in accordance with your customary procedures.

20.           For services rendered as Exchange Agent hereunder you shall be entitled to such compensation and reimbursement of out-of-pocket expenses as have been separately agreed to in writing with the Company.

21.           You hereby acknowledge receipt of the Prospectus, the Letter of Transmittal and the other documents associated with the Exchange Offer attached hereto and further acknowledge that you have examined each of them.  Any inconsistency between this Agreement, on the one hand, and the Prospectus, the Letter of Transmittal and such other forms (as they may be amended from time to time), on the other hand, shall be resolved in favor of the Prospectus, the Letter of Transmittal and such other forms, except with respect to the duties, liabilities and indemnification of you as Exchange Agent which shall be controlled by this Agreement.

22.           The Company agrees to indemnify and hold you harmless in your capacity as Exchange Agent hereunder against any liability, cost or expense, including reasonable attorneys’ fees and expenses, arising out of or in connection with your appointment as Exchange Agent and the performance of your duties hereunder, including, without limitation, any act, omission, delay or refusal made by you in reasonable reliance upon any signature, endorsement, assignment, certificate, order, request, notice, instruction or other instrument or document reasonably believed by you to be valid, genuine and sufficient and in accepting any tender or effecting any transfer of Old Trust Preferred Securities reasonably believed by you in good faith to be authorized, and in delaying or refusing in good faith to accept any tenders or effect any transfer of Old Trust Preferred Securities; provided, however, that the Company shall not be liable for indemnification or otherwise for any loss, liability, cost or expense to the extent arising out of your gross negligence, willful misconduct or bad faith. In no case shall the Company be liable under this indemnity with respect to any action or claim against you unless the Company shall be notified by you, by letter or by facsimile confirmed by letter, of the written assertion of a claim against you or of any other action commenced against you, promptly after you shall have received any such written assertion or notice of commencement of action. The Company shall not be liable for any settlement of an action or claim effected without its written consent. The Company shall be entitled to participate at its own expense in the defense of any such claim or other action, and, if the Company so elects, the Company shall assume the defense of any suit brought to enforce any such claim. In the event that the Company shall assume the defense of any such suit, the Company shall not be liable for the fees and expenses of any additional counsel thereafter retained by you so long as the Company shall retain counsel reasonably satisfactory to you to defend such suit, and so long as you have not determined, in your reasonable judgment, that a conflict of interest exists between you and the Company.

23.           You shall arrange to comply with all requirements under the tax laws of the United States, including those relating to missing Tax Identification Numbers, and shall file any appropriate reports with the Internal Revenue Service.  The Company understands that you are required, in certain instances, to deduct and withhold at the applicable rate with respect to interest paid on the New Trust Preferred Securities and proceeds from the sale, exchange, redemption or retirement of the New Trust Preferred Securities from holders who have not supplied their correct Taxpayer Identification Numbers or required certification. Such funds will be turned over to the Internal Revenue Service in accordance with applicable regulations.

24.           You shall notify the Company of the amount of any transfer taxes payable in respect of the exchange of Old Trust Preferred Securities and shall deliver or cause to be delivered, in a timely manner, to each governmental authority to which any transfer taxes are payable in respect of the exchange of Old Trust Preferred Securities your check in the amount of all transfer taxes so payable, and the Company shall reimburse you for the amount of any and all transfer taxes payable in respect of the exchange of Old Trust Preferred Securities; provided, however, that you shall reimburse the Company for amounts refunded to you in respect of your payment of any such transfer taxes, at such time as such refund is received by you.

25.           This Agreement and your appointment as Exchange Agent hereunder shall be construed and enforced in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such state, and without regard to conflicts of law principles, and shall inure to the benefit of, and the obligations created hereby shall be binding upon, the successors and assigns of each of the parties hereto and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.  Without limitation of the foregoing, the parties hereto expressly agree that no holder of Old Trust Preferred Securities or New Trust Preferred Securities shall have any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

26.           This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

27.           In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

28.           This Agreement shall not be deemed or construed to be modified, amended, rescinded, canceled or waived, in whole or in part, except by a written instrument signed by a duly authorized representative of the party to be charged.

29.           Unless otherwise provided herein, all notices, requests and other communications to any party hereunder shall be in writing (including facsimile) and shall be given to such party, addressed to it, as its address or telecopy number set forth below:

If to the Company:	Lehman Brothers Holdings Inc.
1301 Avenue of the Americas
New York, New York 10019
Facsimile: (212) 526-0339
Attention: Corporate Counsel

with a copy to:	Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Facsimile: (212) 455-2502
Attention: Andrew R. Keller, Esq.

If to the Trust:	Lehman Brothers Holdings E-Capital Trust I
C/o Lehman Brothers Holdings Inc.
1301 Avenue of the Americas
New York, New York 10019
Facsimile: (212) 526-0339
Attention: Barrett S. DiPaolo, Regular Trustee

If to the Exchange agent:	JPMorgan Chase Bank, N.A.
4 New York Plaza, 15th Floor
New York, NY 10004
Facsimile: (212) 623-6274
Attention: Worldwide Securities Services

30.           Unless terminated earlier by the parties hereto, this Agreement shall terminate 90 days following the Expiration Date. Notwithstanding the foregoing, Paragraphs 15, 19, 20 and 22 shall survive the termination of this Agreement.  Upon any termination of this Agreement, you shall promptly deliver to the Company any certificates for Trust Preferred Securities, funds or property (including, without limitation, Letters of Transmittal and any other documents relating to the Exchange Offer) then held by you as Exchange Agent under this Agreement.

31.           The Company or the Trust, as represented by a Regular Trustee, may terminate your appointment hereunder on five days’ prior written notice. Any successor exchange agent appointed by the Company or the Trust, as represented by a Regular Trustee, shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Exchange Agent without any further act or deed, but you shall promptly deliver and transfer to the successor exchange agent any funds or property at the time held by you hereunder, and you shall execute and deliver any further assurance, conveyance, act or deed necessary for such purpose as the Company and the Trust, as represented by a Regular Trustee, may reasonably request.

32.           You may not transfer or assign or delegate your rights or responsibilities under this Agreement without the prior written consent of the Company and the Trust, as represented by a Regular Trustee. This Agreement shall be binding and effective as of the date hereof.

Please acknowledge receipt of this Agreement and confirm the arrangements herein provided by signing and returning the enclosed copy.

Lehman Brothers Holdings Inc.

By:
Name: Barrett S. DiPaolo
Title: Vice President

Lehman Brothers Holdings E-Capital Trust I

By:
Name: Barrett S. DiPaolo
Title: Regular Trustee

Accepted as of the date

first above written:

JPMorgan Chase Bank, N.A., as Exchange Agent

By:
Name:
Title: